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                                                                   EXHIBIT 10.20
                                PROMISSORY NOTE

$33 million                                                        July 31, 2000
-----------

1.   Principal
     ---------

     FOR VALUE RECEIVED, Bowerbrook Limited and @viso Limited, companies organized under the laws of the United Kingdom (collectively, the "Company") hereby jointly and severally absolutely and unconditionally promise to pay to PeoplePC Europe N.V., a company organized under the laws of the Netherlands (the "Lender"), or order, the principal amount of thirty-three million dollars ($33,000,000). Except as provided below, no interest shall be due and payable on the principal amount of this Note. The Company expressly acknowledges that it shall have no set off right or other ability to deduct amounts payable under the terms of this note under any circumstances, and that it shall not refuse to pay such amounts when due for any reason.

2.   Repayments and Prepayments.
     --------------------------

     a. Seventeen million dollars ($17,000,000) of the principal of this Note shall be due and payable on August ___, 2000 (the "First Payment Date"), the date that is one month after the Closing Date as that term is defined in the PeoplePC BV Shareholders' Agreement by and among PeoplePC BV, PeoplePC, Inc., Olive Hill Investments N.V., @viso Limited and Softbank Capital Partners LP dated June 30, 2000 (the "Shareholders' Agreement"). The remaining principal amount of sixteen million dollars ($16,000,000) shall be due and payable on September ___, 2000, the date that is two months after the Closing Date (the "Second Payment Date").

     b. The Company may prepay this Note at any time, either in whole or in part, without premium or penalty and without the prior consent of the Lender.

3.   Events of Default; Acceleration; Forfeiture of Shares; Interest.
     ---------------------------------------------------------------

     a. After the close of business on each of the First and Second Payment Dates, the Lender shall calculate the percentage of the total amount due and payable on such date which has been paid. In the event that such percentage (the "Payment Percentage") equals less than 100%, the Company agrees, at the Lender's election, to forfeit and return to the Lender certain amounts of Series A and Series B Preferred Shares of the Lender (any such return, a "Share Forfeiture) calculated as follows: (A) after the First Payment Date but before the Second Payment Date, the number of Series A Preferred Shares shall equal the product of
(i) 3,966,667 multiplied by (ii) 100% minus the Payment Percentage, and the number of Series B Preferred Shares shall equal the product of (i) 1,700,000 multiplied by (ii) 100% minus the Payment Percentage; and (B) after the Second Payment Date, the number of Series A Preferred Shares shall equal the product of
(i) 3,733,333 multiplied by (ii) 100% minus the Payment Percentage, and the number of Series B Preferred Shares shall equal the product of (i) 1,600,000 multiplied by (ii) 100% minus the Payment Percentage. The Company agrees to take whatever steps necessary to effect the transfer of shares required under any Share Forfeiture.


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     b. The principal amount of this Note is subject to acceleration in whole or in part upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"): (i) the failure to pay any amount owing by the Company hereunder when due and payable, or (ii) the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of assets by the Company for the benefit of creditors. Upon the occurrence of an Event of Default, the entire unpaid principal balance of this Note shall be deemed immediately due and payable, and the Lender shall have the right to pursue all remedies available to it at law or equity to obtain such amount. If, subsequent to an Event of Default, the Company pays all amounts due hereunder, the Lender shall promptly return any shares confiscated from the Company pursuant to a Share Forfeiture, as well as any dividend amounts paid on such shares during the period of their confiscation.

     c. The Company shall pay the Lender 8% interest, compounded annually, on all amounts due but not paid hereunder as of and after the Second Payment Date until such time as such amounts (including interest required hereby) are fully paid. The Lender may at its option waive the Company's obligation to pay such interest if the Company demonstrates that it has made good faith effort to pay the amount due but not paid hereunder.

4.   Miscellaneous.
     -------------

     a. No failure or delay by the Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby. The Company and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     b. If Lender retains an attorney for collection of this Note, or if any suit or proceeding is brought for the recovery of all, or any part of, or for protection of the indebtedness respected by this Note, then the Company agrees to pay on demand all costs and expenses of the suit or proceeding, or any appeal thereof, incurred by the Lender, including without limitation, reasonable attorneys' fees.

     c. This Note shall for all purposes be governed by, and construed in accordance with the laws of the State of California (without reference to conflict of laws).

     d. This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Lender's successors and assigns.

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     IN WITNESS WHEREOF, the Company and the Lender have caused this Note to be executed by its duly authorized officer to take effect as of the date first hereinabove written.


                              @VISO LIMITED

                              By:_______________________________________

                              Name:_____________________________________

                              Title:____________________________________



                              BOWERBROOK LIMITED


                              By:_______________________________________

                              Name:_____________________________________

                              Title:____________________________________


                              PEOPLEPC B.V.


                              By:_______________________________________

                              Name:_____________________________________

                              Title:____________________________________



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